Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GraphOn Corporation
Campbell, California

We hereby consent to the incorporation by reference in the Prospectus, constituting a part of this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-177073), of our report dated April 1, 2013, relating to the consolidated financial statements of GraphOn Corporation, appearing in the Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K of GraphOn Corporation for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Macias Gini & O’Connell LLP
Macias Gini & O’Connell LLP
Walnut Creek, California

May 24, 2013